                                                                      EXHIBIT 22


                            [Newspaper Advertisement]

                  GRAPH TITLE: Total Return to Stockholders(1)
                            From: 12/29/89 to 4/30/97


[Graph appears here with two lines, one for Washington Mutual and the second for Ahmanson]

[Horizontal line: dates (12/29/89 - 4/30/97); Vertical line: percentage (-100% through 700%)]


Date           Washington Mutual             Ahmanson
----           -----------------             --------
12/29/89            0.00%                      0.00%
 3/30/90          -12.24%                     -6.83%
 6/29/90          - 6.91%                     10.28%
 9/28/90           41.82%                     27.12%
12/31/90          -32.93%                    -25.18%
 3/29/91           11.51%                      3.19%
 6/28/91           40.92%                      2.92%
 9/30/91          101.57%                      5.58%
12/31/91           91.26%                      1.41%
 3/31/92           85.90%                     -8.42%
 6/30/92          124.59%                     21.00%
 9/30/92          124.60%                     15.05%
12/31/92          191.77%                     18.31%
 3/31/93          177.89%                     17.23%
 6/30/93          201.33%                      9.22%
 9/30/93          258.55%                     26.31%
12/31/93          220.82%                     26.18%
 3/31/94          157.66%                      9.85%
 6/30/94          178.44%                     24.31%
 9/30/94          177.52%                     38.86%
12/30/94          132.29%                      8.68%
 3/31/95          179.15%                     22.77%
 6/30/95          230.01%                     51.51%
 9/29/95          275.10%                     76.37%
12/29/95          311.89%                     85.70%
 3/29/96          327.32%                     71.58%
 6/28/96          332.52%                     92.67%

 9/30/96          492.70%                   101.54%
12/31/96          534.61%                   135.49%
 3/31/97          611.13%                   164.98%
 4/30/97          630.59%                   177.73%


[End of Graph]


                                       WHY WASHINGTON MUTUAL?
                                    BOY, THAT'S A HEAD-SCRATCHER.

         Just look at the figures.

         Since 1990, Washington Mutual has delivered to its stockholders a total return greater than 600%. That's right, more than 600%.

         Take this history of superior long-term performance and combine it with the fact that Washington Mutual was rated the number one most admired savings institution in the country by its peers in Fortune(2) magazine, and you get what you call a "no brainer."

         These could be a few of the reasons why Great Western's Board of Directors chose Washington Mutual to be their merger partner.


                                    [Washington Mutual Logo]
                                    The friend of the family [TM]

                                    FDIC Insured


(1) Source: Bloomberg Financial Markets. Return includes reinvestment of dividends.

(2) From an article titled "America's Most Admired Companies," Fortune magazine March 3, 1997. America's Most Admired Companies and Fortune magazine are trademarks belonging to Time, Inc.